Exhibit 5

November 23, 1998

Inso Corporation
31 St. James Avenue
Boston, MA 02116-4101

Re:	Registration Statement on Form S-8 Relating to the
1996 Stock Incentive Plan Filed on November 23, 1998

Ladies and Gentlemen:

I furnish you with this opinion to be filed as an exhibit to a Registration Statement on Form S-8 (the "Registration Statement"), to be filed with the Securities and Exchange Commission by Inso Corporation, a Delaware corporation (the "Company"), on November 23, 1998, with respect to the registration, under the Securities Act of 1933, as amended, of an additional 3,000,000 shares (the "Shares") of common stock, par value
$.01 per share ("Common Stock"), reserved for issuance under the Company's 1996 Stock Incentive Plan, as amended (the "Plan").

In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, certificates and corporate or other records and instruments as I have deemed necessary or appropriate for purposes of this opinion, including, among others, (a) the Restated Certificate of Incorporation and By-Laws of the Company, (b) the Plan and (c) resolutions of the Board of Directors and the stockholders of the Company approving the Plan and reserving a total of 5,000,000 shares of Common Stock for issuance under the Plan.

In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which I did not independently establish or verify, I have relied upon oral or written statements and representations of officers and other representatives of the Company.

I am admitted to the Bar of the Commonwealth of Massachusetts, and I express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, and assuming that (a) the Registration Statement remains effective on the date any Share is issued, (b) that the Shares are issued and paid for in accordance with the terms of the Plan and
(c) that the Shares are issued in accordance with all applicable securities laws, I am of the opinion that, when issued and sold by the Company as provided in the Plan, the Shares will be legally issued, fully paid and nonassessable shares of Common Stock.


I consent to the use of this opinion as an exhibit to the Registration Statement. This opinion is furnished to you solely for such use and is not to be used, circulated, quoted or otherwise used without my express written permission.


Very truly yours,


/s/ Bruce G. Hill
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Bruce G. Hill
General Counsel